Exhibit 99.1

EPSILON ENERGY LTD. ANNOUNCES INTENTION TO COMMENCE A SUBSTANTIAL
ISSUER BID AND TENDER OFFER AT A PREMIUM

HOUSTON, Texas, May 14, 2020 (GLOBE NEWSWIRE) — Epsilon Energy Ltd., a company organized under the laws of Alberta, Canada (NASDAQ: EPSN) (“Epsilon” or the “Company”), today announced it intends to commence a substantial issuer bid and tender offer (the “Offer”) to purchase for cash up to an aggregate of approximately $6.2 million of its common shares at a premium of current market price no later than the end of this month. The Company intends to use a portion of its cash on hand to fund the Offer.

“We believe that the contemplated offer will be more efficient, provide a substantially better liquidity option to shareholders, and is a more effective means to return capital to our shareholders than the share repurchase program or normal course issuer bid (“NCIB”) we have been conducting. We believe that the recent trading level of our Common Shares reflects a price that is below our estimates of intrinsic value per common share and thus an acceleration and expansion of common share repurchases beyond that permitted under the NCIB is in the best interests of the Company,” said Mike Raleigh, Epsilon’s Chief Executive Officer.

IMPORTANT INFORMATION ABOUT PROPOSED TENDER OFFER

The discussion of the proposed Offer in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. Any Offer will be made only pursuant to an Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to shareholders. Shareholders and investors are urged to read the Company’s tender offer statement on Schedule TO that will be filed contemporaneously with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, which will include as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents will be filed with the SEC, and investors may obtain them for free from the SEC at its website (www.sec.gov). These materials, as applicable, will also be filed on SEDAR at www.sedar.com.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas production and midstream company with a current focus on the Marcellus Shale of Pennsylvania and the Anadarko Basin in Oklahoma.

Epsilon’s shares trade on NASDAQ under the symbol EPSN. For more information, please visit the Company’s website at www.epsilonenergyltd.com or contact:

Michael Raleigh
Chief Executive Officer
281-670-0002
Michael.Raleigh@EpsilonEnergyLTD.com

Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Epsilon Energy Ltd.” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, “believes”, “outlook”, “objective”, or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•	the expiration of the Offer;

•	the terms and conditions of the Offer;

•	the aggregate amount of Common Shares to be purchased for cancellation under the Offer; and

•	the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

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